Exhibit 99.1

SB Financial Group
Q1 2020 Earnings Conference Call and Webcast
April 24, 2020 at 11:00 a.m. Eastern

CORPORATE PARTICIPANTS

Mark Klein - Chairman, President, and Chief Executive Officer

Anthony Cosentino - Chief Financial Officer

Ernesto Gaytan - Chief Technology, Innovations, and Operations Officer

Jonathan Gathman - Senior Lending Officer

Carol Robbins - Senior Vice President and Controller

PRESENTATION

Operator

Good day and welcome to the SB Financial Group First Quarter 2020 Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key, followed by 0. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then one on your touchtone phone. To withdraw your question, please press star, then 2. Please note the event is being recorded.

I would now like to turn the conference over to Carrol Robbins. Please go ahead.

Carol Robbins

Thank you, Allyssa. Good morning, everyone. I’d like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our website at ir.yourstatebank.com.

Joining me today are Mark Klein, Chairman, President, and CEO; Tony Cosentino, Chief Financial Officer; Ernesto Gaytan, Chief Technology, Innovation, and Operations Officer; and Jon Gathman, Senior Lending Officer.

This call may contain forward-looking statements regarding SB Financial’s performance, anticipated plans, operational results, and objectives. Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today. We have identified a number of different factors within the forward-looking statements at the end of our earnings release, which you are encouraged to review. SB Financial undertakes no obligation to update any forward-looking statement, except as required by law, after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures.

I will now turn the call over to Mark Klein.

Mark Klein

Thank you, Carol, and good morning, everyone. Thank you for joining us. Welcome to our First Quarter 2020 Conference Call and Webcast. As with prior quarters, comments today are a supplement to the earnings release we filed yesterday.

Clearly, these are uncertain times, and we have spent considerable time and effort in the quarter protecting our clients, employees, and our communities while preparing for our participation in the government’s stimulus program and client forbearances that I’ll discuss shortly. Reflective of the tangible capital we raised and have earned over the last five years, coupled with our historically strong credit quality metrics and liquidity, we feel we are well positioned to navigate this current crisis. We are confident that strong capital coupled with a reputation for superior customer service and relationship banking will serve us well in these unprecedented times.

All that said, highlights for the quarter, excluding the effects of the $2.2 million pretax mortgage servicing rate impairment, include net income of $2.4 million, down $350,000, or approximately a 13 percent decrease over the prior-year quarter.

SB Financial Group

April 24, 2020 at 11:00 a.m. Eastern

Pretax pre-provision earnings resulted in a 3 percent improvement in our net income over the prior year. Adjusted return on average assets was 92 basis points, down from the prior-year quarter of 95 basis points. Interest income expanded to $10.6 million, up $150,000. As a result, net interest income improved to $8.5 million, an increase of $210,000. Loan balances for the quarter grew $5.3 million, improving our year-over-year growth to over $48 million, or 6.2 percent.

Likewise, deposits grew and increased $24 million, or 4.4 percent, year over year. Expenses were up $800,000 due to higher mortgage commissions and the full quarter of our title insurance agency. Mortgage origination volume increased this quarter to a robust $101 million, up over $51 million, or 97 percent, year-over-year. Asset quality metrics were elevated a bit in the quarter due to the decline of an asset-based commercial loan, although our level of 61 basis points of non-performing assets remained strong.

Finally, significant progress was made, and is being made, in processing customer forbearances and Paycheck Protection Program loans that I’ll discuss shortly.

We firmly remain committed to our five key strategic initiatives—growing and diversifying revenue; more scale to organic growth as well as M&A that we have planned the second quarter of 2020; more products and services with our 30,000 households; excellence in operation and more intimacy with client communications, particularly in these difficult times; and, lastly, asset quality.

First revenue diversity—this quarter mortgage volume and loan sale gains were up from the prior year, 97 percent on volume, 63 percent on loan sale gains. However, non-interest income declined to $2.2 million from the prior-year quarter of $3 million, due to the mortgage servicing portfolio impairment. Adjusting for that, non-interest income was up from the prior year over $650,000. Non-interest income to total revenue declined to 20 percent but would have improved to 34 percent when accounting for the impairment.

Our mortgage pipeline continues to be near capacity, with over 500 loans in process for approximately $117 million. Our numbers are spread across our four regions of Northwest Ohio and Northeast Indiana, $21 million; West Central Ohio, Findlay with $16 million; Central Ohio, Columbus with $69 million; and Central Indiana, Indianapolis Market for another $9 million. This quarter marked the one-year anniversary of Peak Title joining our company, and the results have exceeded our expectations. Abby Waters and her team have integrated with our lending staff while they’ve maintained all of their prior banking/client relationships. We continue to introduce Peak to our State Bank commercial clients, as appropriate. With the significant increase we are experiencing in mortgage volume, we certainly anticipate a record-setting second quarter for this newer division of SB Financial.

Our SBA production came in at $1 million, with loan sales of $436,000, a rather slow start to the year when compared to both the linked quarter and the year-ago quarter, with loan sale gains of just $79,000. For the last two months, this space was dominated by our participation in the Treasury PPP Lending Program. To date, under the first phase of the stimulus, we have approved over $74 million in loans to 414 businesses, or over 99 percent of our clients that applied. All will be funded in a total of ten days, and I might add no backlog. Interestingly, as planned, over 95 percent of our commitments were to existing clients. Average loan amount, $178,000; median level, just $71,000. We intend to take advantage of our preferred lending status to prospect for more new clients in the next phase of PPP funding as we have plans underway to potentially deploy another $25 million.

SB Financial Group

April 24, 2020 at 11:00 a.m. Eastern

We currently have 133 additional applications for $6 million, with 48 prospects and 85 clients already in the queue and ready for funding. We intend to expand these new client loans into full banking relationships, since capacity at some competitors to fund these loans has been constrained.

We are now roughly one year into the entry into the Indianapolis market, with a mortgage LPO. As we have discussed in prior quarters, we’ve targeted the Indy market due to similar market characteristics to our Dublin, Ohio operation, which, as we’ve reported, has been very successful. After, clearly, some early growing pains, we now have three lenders originating saleable mortgages. In fact, this quarter, we closed $7 million, and our prospects, to deliver on our short-term goal of generating $50 million annually have improved.

Wealth management assets under our care of now $427 million represent a pullback from the all-time high we achieved and reported December of 2019 of over $500 million. Despite the headwinds of these market forces, we feel that this important business line, which is clearly unique to a bank our size, provides a full service that a relationship-based client we seek desires.

Our second key initiative—more scale. We came into 2020 with a very strong loan pipeline that has been impacted by the current pandemic situation, although we did grow loans in every month of the quarter. In fact, we were able to add $5 million to our loan balances this quarter, but certainly well below our expectations and historical growth levels. Loan growth from the prior year was up by $48 million, or 6 percent. Our Lima and Columbus regions led the way, growing 37 percent and 16 percent, respectively.

Net interest income increased to $8.5 million, or 2.5 percent, above the prior year, but flat to the linked quarter. Total assets now stand at $1.1 billion and reflect year-over-year growth of $67 million, or nearly 7 percent. Our deposit base expanded to $864 million, up $24 million, or 3 percent. Year-over-year deposit growth, up $36 million, or a 4.4 percent increase. The need for us to provide more options by which our clients can access our services and their financial assets has been made much more evident in this past quarter. We have become more flexible and innovative in how we engage with our clients, and the electronic aspect of client servicing, engagement, and delivery will continue to accelerate.

Third, deeper relationships, more services per household This quarter outside-client calling efforts were rechanneled to phone calls and digital communications. When our county literally shut down, we made a commitment to proactively contact 100 percent of our commercial clients to assure them that we were prepared to provide for their liquidity requirements, when called upon. We believe that this proactive calling effort was directly responsible for our successful participation in the PPP Lending Program I just mentioned. The requirements of the program in terms of documentation, quick funding, and a tight approval window, certainly put our commercial teams to the test, but clearly, they delivered.

Our dynamic referral process continues to be a differentiator for our company, and we’ve reported in prior quarters. This quarter we added over $22 million in new business, from 222 closed referrals. This is nearly double what we achieved in the first quarter of 2019 and, over the last two-plus years, one of our better referring quarters.

SB Financial Group

April 24, 2020 at 11:00 a.m. Eastern

Operational excellence, our fourth theme. We had a notable shift in our mortgage business mix in the quarter. For all of 2019, the split between internal refinanced and new clients at State Bank was 19 percent internal, 81 percent new clients. In the first quarter of 2020, the percentage of internal refinanced expanded to 24 percent, with the month of March coming in at nearly 30 percent. Given the size of our current pipeline, we expect that higher internal refinance volume will continue well into the second quarter. Capacity optimization at both our processing locations has been a key focus, as we were incredibly pleased to have been able to originate nearly $500 million in residential real estate loans over the last four quarters, quite a testament to the hard work done by our originators, but clearly would not have been possible without support from our back room and our operations staff. We have increased our servicing portfolio to over 8200 loans, with the principal balance now of $1.2 billion. Households up 7 percent, balances up 11 percent from the prior-year quarter.

Expense levels for the quarter were up from the prior year, but when adjusted for the additional $50 million in mortgage volume expense, growth drops from 9 percent to 4. We have implemented a cost-reduction plan that includes a number of expense-containment initiatives in response to not only the pandemic, but the rapid decline in short-term rates reflective of our asset-sensitive balance sheet. We understand how critical expense control will be in 2020, given the business headwinds we’re facing.

Our fifth and final key initiative—asset quality. We have spent considerable time and effort in the quarter, and thus far in April, responding to our clients’ needs for assistance and relief from the current business situation we find ourselves. We have approved forbearances for our clients in nearly all business lines; a total of 588 loans, representing balances of approximately $171 million; 231 in sold residential mortgages, representing over $40 million in balances; 290 commercial loans, representing over $107 million in balances, and the remainder of 67 loans for $14 million in consumer loan balances.

This quarter we had a spike in charge-offs due to one asset-based inventory loan that we placed on non-accrual for $2.3 million. We were clearly disappointed about the sizable impact this client had on our historically strong asset quality metrics. As a result, our reserve-to-non-performing coverage declined to 136 percent, but still above the median of our peer group.

Finally, we have taken an expanded look at new credit terms for businesses and clients as we anticipate the longer-term effects of a slower-growth or no-growth economy going forward. Specifically, we have reduced LTVs on CRE deals; increased requirements for borrower liquidity to ensure ample debt service coverage capacity, while assessing and reassessing internal approval requirements. I continue to have great comfort with our historically strong credit approval process, including our dynamic loan review schedule.

And now, I’d like to ask Tony Cosentino to provide some more details and color on our quarterly performance. Tony?

Anthony Cosentino

Thanks, Mark. And, again, good morning, everyone. For the quarter, we had GAAP net income of $681,000, or 9 cents per share. As Mark noted, our earnings were impacted by the $2.2 million impairment on our mortgage servicing rights, and absent that impairment, that income would have been $2.4 million, down $0.4 million, which is a 12.8 percent decrease.

Highlights in the quarter included operating revenue down 5.6 percent from the prior year but up 7.3 percent, when we adjust for the OMSR impairment. Loan sales delivered gains of $2.1 million from mortgage, small business, and agriculture, and margin revenue was higher by 2.5 percent.

SB Financial Group

April 24, 2020 at 11:00 a.m. Eastern

As we break down further the income statement, beginning with our margin, net interest income, as I indicated, was up from the prior year by 2.5 percent and flat to the linked quarter. Our average loan yield for the quarter of 4.74 percent decreased by 16 basis points from the prior year, while overall earning asset yield was down 46 basis points. We had anticipated higher loan growth in the quarter and had been overweight in cash in anticipation of these fundings as well as preparing for any client liquidity needs. These higher liquidity levels had a downward impact on our earning asset yield, and we expect our mix to improve in the second quarter as we will reduce cash levels, and mortgage volume would be a positive to our margin, while the PPP program will increase the dollars of NIM slightly.

On the funding side, as expected, the quarterly increase in the cost of interest-bearing liabilities we experienced throughout 2019, discontinued this quarter. For the quarter, the rate on our interest-bearing liabilities was 1.12 percent, down from the prior year by 8 basis points and, importantly, down from the linked quarter by 30 basis points. Net interest margin at 3.48 percent was down 33 basis points from the prior year, and, as I said, we expect our margin to improve in the coming quarters, with higher mortgage fees and continued declines in funding costs.

Total interest expense costs were down by 3 percent from the prior year but down 20 percent from the linked quarter, and our margin income growth was also driven by loan interest income of $9.9 million, which is up $0.4 million, or 4 percent, from the prior year.

Total non-interest income of $2.2 million was down from the prior year, reflecting the impairment of our mortgage servicing rights and was offset by higher mortgage origination volume. Adjusting for the impairment, non-interest income would have been up $0.7 million, or 18 percent.

In the SBA arena, our originations were down from the prior year, with volume of $1 million compared to $3 million in the prior-year quarter. Our results did include a full quarter of revenue from our title agency and compared to the first quarter of 2019, increased revenue by $0.3 million.

Second quarter mortgage production should eclipse all records for our company. We also expect to improve upon our gain yields as hedge performance will trend higher with reduced rate volatility expected.

This quarter’s real estate volume from new clients was down from historic levels but still was 76 percent of total volume. Total gains on sale came in at $1.9 million, which was 2.3 percent on our sold volume of $84.4 million.

Our servicing portfolio of $1.22 billion provided revenue for the quarter of $756,000 and is on pace to deliver $3.1 million in total revenue in 2020. The market value of our mortgage servicing rights declined significantly this past quarter. Calculated fair value of 74 basis points was down 32 and 25 basis points from the prior-year and linked quarters and did result in a $2.2 million impairment. At March 31, 2020, our mortgage servicing rights were $9 million, which is down 17 percent from the first quarter of 2019 and down 17 percent from the first quarter of 2019 and down 19 percent from the linked quarter. Total impairment currently remaining is $3.5 million.

Total operating expense in the quarter of $9.4 million, up $0.8 million, or 9 percent, from the prior year, but compared to the linked quarter, expenses were down $0.8 million, or 7.6 percent. The higher level of mortgage volume drove compensation higher versus the prior year in addition to higher medical costs.

Other expense growth from the prior year was driven by higher digital banking costs as we had more users and some higher legal expenses. We also incurred higher costs related to our mortgage hedging activities, as we discussed, due to not only the higher volume but also the higher volatility in the secondary markets, and a full quarter for Peak Title compared to the prior year increased operating expense by $0.2 million.

SB Financial Group

April 24, 2020 at 11:00 a.m. Eastern

Now, as we turn to the balance sheet, loan outstandings at March 31 stood at $830.8 million, which was 76.3 percent of the total assets of the company. We had growth of $48.2 million and asset growth of $67 million from the prior year, and we’re up $5 million and $50 million, respectively, from the linked quarter. Compared to the prior year, loan growth driven by two categories mainly—commercial real estate at $34.3 million, followed by commercial loans of $15.3 million.

Deposit levels are up 4.4 percent from the prior year as we lessened our aggressiveness on deposit gathering in response to our lower loan originations. Also, with our eye on the Edon acquisition scheduled for the second quarter, we will have significant funding surplus of lower- cost core deposits, when the transaction closes.

As Mark indicated, we are participating fully in the PPP funding facility, and we have structured the borrowings to fund the bulk, but not all, of the $74 million in PPP loans. We are prepared to expand that borrowing capacity as needed to fund the second phase of this small business lending facility.

Looking at our capital position, we finished the quarter at $135.9 million, which is up $4.4 million, or 3.4 percent, from March 31 of 2019, and our equity-to-asset ratio stands at 12.5 percent.

In addition to our reported loan balances, our clients could draw an additional $200 million on approved lines and commitments. In the unlikely event that that would occur, our capital ratios would still be above our internal targets.

With the successful conversion of our preferred shares in late 2019, tangible equity is up from the prior year by $18.4 million, or 18.4 percent. On a per-share basis, tangible book is up a dollar per share from the first quarter of ’19. We have been able to buy back a number of shares below book value this year, and we still have shares left under our current authorization.

Regarding asset quality, total non-performing assets of $6.7 million are up $2.4 million from the prior year but flat to the linked quarter. Included in our numbers are $0.8 million in accruing restructured credits. These restructured loans elevate our non-performing level by 8 basis points, and absent those restructured credits, total non-performing ratio would reduce to 53 basis points.

We understand that certain segments of the economy will have an oversized negative impact from the buyers. For our portfolio, we have $73 million in these at-risk segments, half of which is in the hotel category. However, only 15 percent of that $73 million is related to restaurants, bars, and sports facilities. Taking into account these levels, our overall diverse portfolio concentration levels, and appropriate allowance levels by category, we are cautiously positive regarding credit deterioration.

Provision expense for the quarter was $.6 million, up from both the prior year and the linked quarter. As Mark indicated, we charged off an asset-based loan in the quarter of $400,000. Our absolute level of loan loss allowance at $9 million is up form the prior year by 10.3 percent, and our allowance-to-loan-loss percentage has increased from 1.04 a year ago to 1.08 percent currently.

SB Financial Group

April 24, 2020 at 11:00 a.m. Eastern

Absentee impairment—our results were largely in line with expectations in the quarter. Looking forward, we will see delays in the loan pipeline as our clients have hit pause a bit, and potential credit metric weakness will be offset somewhat by the impact of not only the PPP program but our forbearance activity, and, as we have also indicated, we were trending toward a record mortgage origination and mortgage revenue quarter in Q2.

I’ll now turn the call back over to Mark.

Mark Klein

Thank you, Tony. No doubt this quarter presented some opportunities as accordingly as well as challenges, including the servicing portfolio impairment that Tony discussed. We anticipate that the economy and our markets will trend in much the same direction as the rest of the country, albeit with, again, slower growth or no growth in the next six months. That said, we remain quite optimistic that our commercial mortgage and SBA business lines will continue to provide the inertia for more earnings momentum well into the second quarter. Also, we just announced an 11 percent increase in our common dividend. As we said today, we expect the dividend level would continue our measured pace upward throughout 2020.

I want to thank all of our more than 250 employees for helping our clients and communities with their everyday financial needs over the past few months. Clearly, our senior leaders have demonstrated exceptional flexibility and leadership under some pretty difficult times.

Now I’ll turn the call back over to you, Carrol, for additional questions.

QUESTIONS AND ANSWERS

Carol Robbins

Thank you, Mark. I’d like to remind everyone on the call today that this webcast will be available on our website at ir.yourstatebank.com.

Allyssa, we are now ready for our first question.

Operator

Thank you. We will now begin the question-and-answer session. To ask a question, you may press star, then 1 on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then 2.

The first question today comes from Brian Martin of Janney Montgomery. Please go ahead.

Brian Martin

Hi, good morning, guys.

Mark Klein

Good morning, Brian.

Anthony Cosentino

Hi, Brian.

SB Financial Group

April 24, 2020 at 11:00 a.m. Eastern

Brian Martin

Hey, I appreciate, Tony, your comment there, just about the industries and kind of some potential risk or hot topics as far as the hospitality and the restaurants. Can you just give a little color on how those are trending today and just, maybe just kind of give some comfort on maybe loan to values for those properties, just get a sense for how you think those are going to play out as you go through this potential downturn?

Mark Klein

Yes, Brian, just a couple comments. Jon Gathman is with us, and rather than speculate a bit, if you don’t mind, I’d like to ask Jon to give us a few comments with regard to those particular sectors.

Brian Martin

Sure.

Jonathan Gathman

Sure. So, the short answer to your question is—and remind me of the specific industries—or maybe you didn’t cite the specific industries, but we have entered into forbearance agreements with, like most banks, most all commercial loans that have requested one. And, as you might imagine, we are at 79 percent of those industries that are considered at risk by our definition. By my definition, that’s about 7.5 percent of our portfolio.

And of those, it’s a bit anecdotal at the moment, but there’s been no increase in delinquency in those, as they’ve all been under forbearance. I fully expect that we’ll begin to see some pressure there. The average loan to values, to answer another part of your question, the average is 66 percent, but that average is misleading. Of those that are at risk, we have not taken any high-risk loan-to-value business, never above 80. Certainly, most of those are going to be in that 60 to 70 percent range, and we forecast marginal additional losses from those at-risk industries, which, again, is 7.5 percent of our total portfolio.

Brian Martin

Okay. And the biggest, I guess where they sit today, no one’s—they have the forbearance. So, and the—I guess they’ll—the greatest chunks of what’s in that portfolio, is it really just the hotels, you said, were half of the portfolio. And then, you said—was it restaurants, are 15 percent? Was that—did I—maybe I missed that. That was Tony’s comment, I guess.

Jonathan Gathman No. No, that is correct, and I would just tell you, of the 7.5 percent exactly, almost exactly half is hotels. Of those hotels, we are at an average loan-to-value of 56 percent. Again, average is misleading. There’s a couple very good ones in there. Two of those, of the total hotels, which is the bulk of the $16 million of the 35, $16 million have not requested forbearance and are, if there is such a thing, cash rich at the moment, and absent a prolonged effect of the virus, they’re in the situation to weather the storm for the next three-to-six months.

So, we have seen zero increase in our delinquency as we sit here today, understanding that the remaining 20-some million of hotels are under some level of forbearance, mostly not necessarily just because they had to, because they could. We have entered into specific negotiations on two I’m aware of that total $12 million, which call it 8 percent of the 7.5 percent, so you’re talking not quite one-tenth of the 7.5 at risk. Those hotels, one is in Indy near an airport, and one is in Columbus, are both well situated depending on travel restrictions being lifted to pick that business back up.

SB Financial Group

April 24, 2020 at 11:00 a.m. Eastern

Brian Martin

Gotcha. Okay. And maybe just, there was a little bit larger provision this quarter. I guess, just as you guys assess the situation, I mean, do you anticipate some reserve building as you go forward? Just how should we think about, as this thing plays out and you guys get more color from your customers and monitor the situation—and we’ve seen a lot of banks get pretty proactive this quarter with reserve building—and just kind of wondering how we should think about that for you guys in the coming quarters.

Mark Klein

Brian, just a couple high-level comments. Obviously, the PPP program, as well as forbearances, both generally bittersweet, but given the fact that it’s bringing substantial relief to our clients and putting them in a position to constrain their needed liquidity, we’re pretty bullish on the loans we’ve put on our books the last ten years, albeit in the bull market that we’ve had. But clearly, I know Jon and I and on our office of strategic management have talked immensely about the potential opportunities that will be presented to us in the PPP program, relative to our clients and potential fees, that there could be certainly a potential conversation of how it is we may build for future potential stress in our portfolio. And, Jon, you can clean that up a little better.

Jonathan Gathman

No, I would just add, certainly your comments are well founded. As we look at our ALLL for the first quarter, which as you know, ALLL largely looking backwards, model—our credit quality has been so good for such a long time that we were somewhat limited, but we did make significant adjustments in our environmental factors, as you might imagine, reflecting of the current environment. And I think, the increase in provision was as much about those changes in environmental factors as it was that specific credit, but there was room in the reserve to handle that specific credit. But we are certainly keeping our eye on the future and adjusting those environmental factors commensurate with that.

Brian Martin

Okay. You know, maybe just one on the PPP for a minute. Can you just talk about—if you said it was $75 million or so—I think that’s what it was what the rate is on that, you anticipate? And just I guess I’m trying to think if it’s a 3 percent rate. I’ll let you give the number, but if it’s a 3 percent rate, that would look like it’s a couple million dollars, $2 million-plus on the fee side. Just wondering, do you anticipate kind of the bulk of—I guess receiving the bulk of that benefit, if you will, in kind of 2Q and 3Q, and maybe there’s some stragglers or just how that comes in but just (a) the percentage, and then (b) just how you’re thinking about it coming into the income statement?

Mark Klein

Brian, this is Mark. Just one comment. From my seat, I am really optimistic about the applications we’ve taken, you know, with the average of $170,000 and a median of $71,000, we’ve clearly toed the line on 414 applications that go to where the government had intended, which is to small businesses.

SB Financial Group

April 24, 2020 at 11:00 a.m. Eastern

Jonathan Gathman

Yes.

Mark Klein

That said, Jon, I know there’s some weighted numbers out there as to what it is potentially we might realize on fees on those 414 loans.

Jonathan Gathman

Yes, that is correct. We anticipate some additional guidance. I know some came out yesterday on the fees and how we apply for those. But, as Mark said, I too am very pleased, and, in fact, we took the additional step here at State Bank, of giving the customers what we knew, which unfortunately that’s been, as you know, a hurried program. But educating them on now what we knew and making sure that our borrowers and our lenders are communicating about the expectations of the program.

And maybe where your question was going is we expect by and large this to be completely forgiven, and when we’re done with this, to have a very small percentage of additional credit that may not be forgiven by the federal government.

Anthony Cosentino

Yes, and, Brian, I would just add, it terms of, as Mark and Jon both have said, in terms of the forgiveness of the client, relative to the fee side, indications and guidance today are that we will get that within ten days of funding. So, our expectation is all of our first tranche will be funded by end of day today, so we would anticipate by no later than mid-May at the worst, that all those fees would inure to us. Again, I would suspect most banks are going to look at that relative to their provisions and everything else going forward, and based upon our median, our level is probably going to be 3 to 3.5 percent, depending on where we are.

Brian Martin

Okay. And if Tony, if those—so you start collecting the fees, like you say, May 1st or early—I guess, this quarter, do — if those are only out there for 90 days—so, you know, if you think about the split of how much revenue you could get, if they’re all going away after 90 days, which I understand isn’t it’s the optimistic outlook, but if they were to all go away in 90 days, would the bulk of the revenue, then, be realized in third quarter? I guess as you kind of think about it, you’ll collect some fees for the two months you have them in 2Q, and then, you know, the bulk of that would just have a big spike in third quarter. Is that how we would think about it?

Anthony Cosentino

It would be the opposite. We would inure all of the fee side in Q2, and then,

whatever else on the margin side, that 60 to 65-basis point spread between the 1 and the 35 ongoing, our expectation is 80 percent of our $75 million will fully get provided and forgiven in the eight-week period. So we’ll have an increase in balances on an average basis that will flow back down by 3Q and 4Q.

Mark Klein

And, Brian, one comment. As I said in my remarks, we were quite pleased with 95 percent of our numbers going to known clients that we have, so we’ve not taken a flyer on anything yet, where we’ve just allowed anybody to come in the front door and do a PPP. I mean, this is clearly for small businesses and our clients, predominantly.

That said, this next round we’re looking at taking just a little bit of a bigger bite on the prospect side, because we literally think there are a number of competitors out there who, number one, are not prepared to handle the backlog. And we think we can marginally move to a little higher level with this new $310 billion that was just approved.

SB Financial Group

April 24, 2020 at 11:00 a.m. Eastern

Brian Martin

Gotcha. Okay. Yes, there’s just a lot of uncertainty. A couple banks have said they would bring that fee in over a 24-month period, so they would start taking the fee, you know, 1/24th of it, and when it did pay off, they’d get the bulk of it. It doesn’t sound like maybe that’s the way you’re thinking about it. So I guess until there’s more clarity, it’s just going to be a moving target for a lot of people but thank you for the color on that.

So, how about just one, Tony, just as it relates to the margin, and there’s a lot of moving parts in there, I guess, when you think about the rate, the emergency rate cuts we had. You guys, as you kind of mentioned, the mortgage fees that are coming in the next two quarters, you know, are—typically come, and then your ability to reduce and be proactive on the funding side. Just if you kind of boil it down, I guess how are you thinking about the margin, at least in the second quarter today and then just directionally kind of thereafter, given no real change in the rate environment from where we are?

Anthony Cosentino

Yes, and I’m sure Mark will have some commentary. You know, as I’ve indicated in the comments, we were maybe a little overly cautious on liquidity. We weren’t really sure what was going to happen with some of our clients and where expectations were going to go. We had, as we talked about, $200 billion of potential utilization, and our clients have stayed relatively stable and secure, and we felt good about that, but we didn’t want to be caught unawares. So we were a little heavy on cash. The mix impacted us certainly in 1Q. That’s going to go away here in the second quarter. We’re going to fund the PPP program, a portion of that, with internal funding, and we started to lower deposit rates at that March 1 timeframe, and we’ve continued to move rates down on a very good trend, so the bulk of that’s going to show up in 2Q. And then I think the big mortgage pop that we’re going to have in 2Q is going to drive. And as we look at it, the increase in earning assets balance was kind of offset by price, and we got to the same place we were. I think price will get a little better in 2Q, and our earning asset balance will come down $15 million to $20 million or so, because we’re not seeing the loan pipeline outstandings we expected.

Mark Klein

And the other part to that comment, Tony, does not generally include the $48 million that we anticipate coming from the Edon acquisition, albeit at most likely it was 36 basis points, probably going to go down dramatically, not any better than the 35 basis points we have with the Fed, but clearly a lot less than our current marginal cost of funding at 1.12 or so. So, that’ll help us on a little bit upfront and give us a little margin lift.

Anthony Cosentino

Yes.

Brian Martin

Yes, okay. So, directionally, Tony, it should be up in 2Q and then it probably gets—it’s up even further in third quarter absent something going on with the acquisition of Edon. I mean, I’m not—and I’m leaving out the PPP for the moment, just looking at —

Anthony Cosentino

Yes.

Brian Martin--the other components, the liquidity, the funding side you’re making changes to, but directionally up in 2Q and then maybe even up a little bit more in 3Q as you sit today.

Anthony Cosentino

I would concur with that, yes. That’s my our expectation.

SB Financial Group

April 24, 2020 at 11:00 a.m. Eastern

Brian Martin

Yes. Okay. Perfect. That is helpful, and how about just your update, I guess if you can, on — or just your outlook, if you would, on mortgage? Just kind of where you see kind of production for the year, and then, you know, the gain-on-sale margin, just as you’re kind of thinking about things today, that’s changed a little bit this quarter, but the refinance activity, I’m sure it played a part, so just trying to understand that dynamic as we go forward.

Mark Klein

Yes, thanks, Brian. This is Mark, and we remain very bullish on mortgage lending. As we indicated, we’re on a basic run rate of $500 million. We’re currently having conversations with Ernesto Gaytan leading those conversations on how do we prepare ourselves, given the markets we’re in, of Indianapolis, Columbus, and all of Northwest Ohio? How do we prepare ourselves to do more with less, with more engaged process, with new software, and potentially working smarter here, so that we can do $750 million pretty soon here?

You’d think that as rates bottom out, the refinancing of our portfolio will begin to subside a bit, again, as we move into, I think, the next two or three quarters. But, that said, we continue to see some improvement on the purchase side. Some of our competitors have announced that they’re not doing anything on the purchase side unless there’s 20 percent down and a 700 credit bureau. We think there’s still some opportunity in there, although we continue to be quite prudent on how it is, we’re doing PCG kind of mortgages as well as Freddie/Fannies. So, we’re still bullish on the business line, but I think we’ll probably see some eventual decline of refinancing our own portfolio once everyone gets down to 3 percent.

Anthony Cosentino

And if I might add, Brian, I think Mark’s spot on in terms of volume. I think we’re going to have, as we said, a record-setting level in the second quarter, based upon what’s already closed and what we anticipate in the pipeline. And I would say, you know, candidly, I’ve been around the mortgage business a long time, it was one of the tougher pricing markets we’ve ever seen in terms of secondary, in terms of correspondent pricing, in terms of what people were giving you on the back end to buy product, and there were a lot of lenders that got kind of caught out with bad pricing, and, we hung in there a little bit. But we paid a little bit of a price on the hedge and what we backed off on, due to volatility. I anticipate rate volatility to significantly subside, and we’ll start to make a little bit more money on the yield side and on our hedged side. So, that’s why I anticipate that it’s going to be much better here in 2Q

Mark Klein

And, Brian, just one…

Anthony Cosentino

One side bar, just one side bar. We have begin to do a little bit more strategic thinking about how it is we can potentially differentiate how we approach pricing in four distinct different markets, which we think will give us a little bit of opportunity to, again, determine how do we go from a $500 million run rate to $750 million, albeit with a little bit more of a regional approach to pricing and closing and processing? And Ernesto is leading the charge for us in that arena.

Brian Martin

Gotcha. Okay, and I was just going to ask. Tony or Mark, is the gain-on-sale margin it should maybe think about being a little bit lower than where it’s at today as you go into the next couple quarters? I think it was around 2.3 percent as we sit today, and…

SB Financial Group

April 24, 2020 at 11:00 a.m. Eastern

Mark Klein

I would expect that would be the floor that we would look at going forward. I mean, you know, we were kind of at a 2.5 range or so for 2019 all in, when we look at everything. So I would expect we’ll be a little bit better here in 2Q.

Brian Martin

Okay. Perfect. That’s helpful, and maybe just one more was just on the cost reduction plan. If you can just give a little bit of color on, I guess, the impact or just if you look at the current level of expenses, however you can talk about that, just your expectations for the expenses as you go forward here, outside of the ebbs and flow that come with the incentive for mortgage, just kind of the core rate that we’re looking at from an expense standpoint?

Anthony Cosentino

Yes, I think, you know, as we looked at operating expenses for the quarter, obviously, you know, relative to the prior year, you have a bit of the noise with much higher mortgage volume and the Peak Title impact, but if we look at the linked quarter, we had some incentive things in Q4 that came off the table here the first quarter of ’20. You know, we think this is a relatively solid run rate.

I think we don’t know today what the expectations will be for reopening locations and how customer interaction is going to happen. We just don’t know what that level of cost containment and/or differentiation’s going to be. We have a sense of what that’s going to be, and we think we’ve put some things in place relative to compensation and some other things that we think will help us going forward.

Mark Klein

Yes, Brian, from a granular perspective, really looking at very, very limited changes in compensation, if at all, looking at contributions to ESOP, looking at incentive plans, looking at travel, looking at marketing, looking at conference expenses, all kinds of things we’re looking hard at, we’ve put a hiring freeze on to make sure there’s not just business as usual. Just because somebody was in a position doesn’t mean we’re going to replace them all. And so, we’re just, as I mentioned several years ago, we were 100 percent optimistic and no pessimism in ’18. In ’19, we went to maybe 80 percent optimistic, 20 percent pessimistic, and then coming into ’19 maybe a little more pessimistic. And now here at 2020, I think those thoughts and approaches to business have really found us well in terms of where we’ve landed here now in 2020, albeit in a pandemic that no one expected.

So, we’re just looking at everything on a number of fronts, knowingly that it’s probably going to continue to get more difficult as we move into a no-growth economy, and we will clearly see how good we have been at underwriting credits that we think we’ve been pretty good at and at a pretty good process for taking credits to Officers’ Loan Committee and having four or five people look at the credit before we got involved. So we’re cautiously optimistic on where we go in the midst of less activity and constraining expenses in the process.

Brian Martin

Gotcha. And you guys made some comments about just loan growth being a little bit slower here, which makes a lot of sense. Can you just as you guys look at the two thing, I guess-- just maybe your outlook, as you think today high level about ’21, you know, what level, if you were projecting whatever level of growth you were thinking in ’21, are you backing off that number from what you were thinking as we sit today given what’s gone on? And then be—just if you can. So, that’s one. And then the second question is if you could just comment on the timing of the close of Edon and just how that’s proceeding. That’s it, that I had.

SB Financial Group

April 24, 2020 at 11:00 a.m. Eastern

Mark Klein

Yeah, this is Mark, and then, Jon, I’d like to ask Jon for obviously some comments and perspective. But relative to loan demand, as we’ve disclosed, Brian, for I think a number of quarters in several years, we’ve been elated being at the median level of growth. We’ve never aspired to be in the 75th, like we do on everything else, in terms of performance. We’ve been really happy at 5-to-7 percent, medium- to high-digit single-digit growth in the lending arena, so I think that’s going to play well to the position we find ourselves in now here in 2020. So Jon will have some more comments.

With regard to Edon, we’re steaming along nicely. The full expectation is that we’ll get that done in the second quarter, from a financial perspective and integration, and then literally, in the third quarter from an operational perspective, full integration, full name change, and everything in the middle.

And so, Jon, more comments on that, you know, loan demand perspective ’20/’21?

Jonathan Gathman

Yes, I agree with what Mark said. We have the right people and we’re in the right markets. We expect to be at that median or slightly above median level. We’ve got some really, really key people in those markets and in the right markets. That said, what that median level of growth is, as we look at the third and fourth quarter, that will be the challenge, and we have realistic expectations of what that might look like. But we expect to fare as well or better than our peers.

Brian Martin

That’s a great comment.

Mark Klein

And what’s the new normal, what’s the new median? So that will be the key, Brian. What’s the new normal, the new median, and what’s the GDP going to be, and where do we go from here?

Brian Martin

Yes.

Mark Klein

And how many more stimulus programs are left, or how many can they monetize and—going forward?

Brian Martin

Yes, a lot of uncertainties. So, well the Edon deal was going to take some of that excess liquidity and put it to work, so I guess it could just change a little bit of the dynamics or just maybe push it out a little bit depending on the level of growth, is probably the way we should think about it.

Mark Klein

Yes, I think, Brian, the high level — and you know all this — clearly, with forbearances, and Jon and I have talked about this, is with forbearances and PPP, we’re going to delay principal paydown just by default, and if we do that for three to six months and get some regulatory guidance on how far we can go, and you add PPP in that. And some clients are still taking advantage of the landscape, the people that put themselves in a position with liquidity and have a good business model. We think we’ve put ourselves in a position to capitalize on whatever small growth is going to be out there. So we remain cautiously optimistic, and we hope we can come through this at the end of 2020 looking like we had a pretty good solid model coming into the beginning of the year.

SB Financial Group

April 24, 2020 at 11:00 a.m. Eastern

Brian Martin

Yes. Okay. Well, that all sounds good. Well, I appreciate all the color. Thanks for taking my questions.

Mark Klein

Thanks, Brian.

Jonathan Gathman

Take care, Brian.

Operator

Again, if you have a question, please press star, then 1.

The next question comes from Toni Molinari of Cutler Capital Management. Please go ahead.

Mark Klein

Good morning, Toni.

Toni Molinari

Hi, how you doing?

Mark Klein

Doing great.

Toni Molinari

I was hoping you could shed some color on the credit-stress estimate you’ve done for your commercial portfolio and what the results look like, and if you could include things like unemployment rates and cap rates that would be helpful.

Anthony Cosentino

What I can tell you is, we have looked at—I mentioned the number 7.5 percent of our—those are first wave, at risk industries, and we have completed 100 percent of reviews on all of those. As Mark said earlier, we would expect our borrowers, if we’re doing proper underwriting, to be able to weather a short-term storm, and, as we sit here in April, I think that’s what we’ve seen. Now, we’ve assessed all those for cash, liquidity, capital going forward in terms of actual cap rates and stress testing, we have not done that at this moment.

Toni Molinari

Okay. Thanks. And then if you could provide a little more color on the forbearance program that you’re offering. Is it 60 days, 90 days, four months?

SB Financial Group

April 24, 2020 at 11:00 a.m. Eastern

Anthony Cosentino

Yes, I would say with the exception of Freddie Mac that has their own set of rules, and we’re SBA, any government agency that has their own set of rules, on our internal portfolio, we’ve started with the policy, we’ve done 60-day curtailment waiver on all four plans in three months or 90 days of principal, largely principal forbearance, principal and interest for all categories of loans, with the knowledge that three months may not be enough, and we’ll be assessing that here in probably early May.

Mark Klein

Toni, interesting to note, of course, as you’re well aware, we have probably a residual portfolio, maybe $20 million, Jon, on SBA on our books at a weighted deal, the 7-plus. And recently we did the calculation. With a six-month forbearance coming from SBA, we’re going to receive about $500,000 to $550,000 per month for six months, on behalf of our residual portfolio for the clients that we’ve done SBA loans on. So, that’s going to be a great relief, as you’re well aware, to all of our SBA clients. Hard to figure out where the government’s getting all the money, but we kind of sort of know where they’re getting it. But that’s going to be a positive for the business line that we’ve been doing for actively five years now.

Toni Molinari

Great. Thank you. That’s really helpful.

Mark Klein

Take care.

Operator

This concludes our question-and-answer session.

I would like to turn the conference back over to Mark Klein for any closing remarks.

CONCLUSION

Mark Klein

Once again, thanks, everyone, for joining with us this morning on our first quarter webcast and conference call. We look forward to certainly connecting with you in July for our second quarter results, which should include the closing of our acquisition of Edon State Bank. Thanks for joining and good-bye.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

SB Financial Group

April 24, 2020 at 11:00 a.m. Eastern